PRESS RELEASE

Acquisitions Contact:	Financial Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire an Approximately 203,000 Square
Foot, On-Campus Medical Office Building in Novi, Michigan

Scottsdale, Arizona (November 17, 2011) – Healthcare Trust of America, Inc. (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust focused primarily on medical office buildings (“MOBs”), announced the execution of a purchase and sale agreement to acquire an on-campus MOB (“the St. John Providence MOB”) located in Novi, Michigan for approximately $51,320,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The St. John Providence MOB is an approximately 203,000 square foot Class A, five-story, multi-tenant MOB that is connected to Providence Park Hospital via a covered walkway. Providence Park Hospital is situated on a 200-acre medical campus and is one of six hospitals owned and operated by St. John Providence Health System, a member of Ascension Health (Moody’s, Aa1). Ascension Health is the nation’s largest Catholic, not-for-profit health system and the third largest system in the United States, based on revenues (www.ascensionhealth.org). Providence Park Hospital features a women’s and infant health center and the Van Elslander Neurosciences Center, a certified primary stroke center which is world-renowned for its craniofacial and reconstructive surgery.

Built in 2007, the MOB has a current occupancy of 98% and has a weighted average remaining lease term of approximately 7.8 years. Providence Park Hospital currently occupies approximately 31% of the MOB with the remaining space leased by the original physician tenants and other complementary medical practices. The City of Novi has experienced a 16.5% growth in population over the past decade and a 65% increase in new housing starts in 2010 (www.cityofnovi.org). This Michigan asset will expand HTA’s current portfolio into 26 states with approximately 11.4 million square feet.

The St. John Providence MOB fits HTA’s acquisition strategy of acquiring on-campus medical office buildings through direct, off-market transactions.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 79 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 244 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.2 million square feet and includes 220 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states. With average occupancy of 91%, over half of HTA’s current annualized base rent comes from credit rated tenants. Ninety-six percent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the building may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Novi, Michigan; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.